Exhibit 99.1
April 19, 2006
Mr. James S. Mahan, III
S1 Corporation
3500 Lenox Road, NE
Suite 200
Atlanta, GA 30326
Dear Chip:
Based upon recent public regulatory filings, including a beneficial ownership report on Schedule 13D filed on April 6, 2006, we note that Ramius Capital Group, LLC, together with certain other reporting persons, has acquired approximately 9.2% of the outstanding shares of S1 Corporation (“S1”), and has indicated an intent to change or influence the control of S1. According to S1’s 2005 Form 10K, filed March 16, 2006, during 2005, S1 booked revenue from State Farm of approximately $45.4 million representing 22% of its total 2005 revenue. Further, you have identified the State Farm relationship as a risk factor for S1. To the extent you believe it is necessary to further explain the nature of the contractual relationship between S1 and State Farm, State Farm will not object to, and by this letter hereby agrees to waive any confidentiality provisions with respect to, the disclosure of the material terms of its Master Software Development and Consulting Agreement, as amended (the “Master Software Agreement”), with S1 in any future regulatory filings by S1. State Farm also hereby agrees to the inclusion of the Master Software Agreement as an exhibit to any future regulatory filing by S1.
Sincerely,
Ann P. Baughan
Vice President — Enterprise Internet Solutions
State Farm Mutual Automobile Company